Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF IDX

IDX’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS FROM OPERATIONS

The following discussion and analysis of the financial condition and results of operations of IDX should be read together with its unaudited condensed interim consolidated financial statements as of June 30, 2022 and 2021, and its audited consolidated financial statements as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020, and 2019, in each case together with related notes thereto, included elsewhere in this proxy statement/prospectus.

The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of IDX’s control. Actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Market and Industry Information” included elsewhere in this proxy statement/prospectus. Certain amounts may not foot due to rounding.

Overview

IDX was founded in 2003 with a mission to address the growing threat from data breaches and resulting identity theft and fraud. The Company created a software and services platform to help protect individuals from data breaches and resulting identity crime and to remediate the negative effects of such breaches.

As organizations began to experience cybersecurity breaches of growing frequency and severity, the Company expanded its offerings by providing organizations with data breach response services that leveraged IDX’s identity protection offerings for individuals. As new laws and regulations were passed that required breach notification and protections for affected individuals, the IDX business grew to serve both governmental and commercial entities of different sizes.

The Business

IDX believes it has a leading position in the United States by revenues as a provider of data breach response services, and associated identity and privacy protection services, to both government and commercial entities. IDX acquires new customers for its data breach services through cyber insurers (and their approved privacy attorneys) where IDX services are pre-approved, through direct relationships with organizations that choose to select a data breach response service provider, where IDX enters into a master services agreement (MSA) with them for current and future services, as well as through government channels as a result of approved listings with the General Services Administration (GSA) for federal agencies with the National Association of State Procurement Officials (NASPO) for state and local agencies.

IDX provides identity and privacy protection services through its proprietary, cloud-native platform for the protection of individuals impacted by data breaches, as well as through other channels, for proactively addressing the risks associated with privacy and identity risks to the affected individuals and the breached organization. This platform was designed to improve scalability and usability, while concurrently supporting rapid development of new capabilities, and compliance with increasingly rigorous security standards based on the National Institute of Standards and Technology (NIST) Special Publication 800-53 Rev 4. Typically, IDX tests its own security controls, and in some cases contracts out testing to third parties as part of yearly FISMA security risk assessments, HIPAA security risk analysis for business associates, and SOC 2 type 2 certifications.

IDX has a substantial customer base for data breach services in the public sector. The largest component of revenue from the public sector results from a multiyear contract with the U.S. Office of Personnel Management (“OPM”), described below.

In 2015, OPM and the Department of Defense (“DoD”) awarded IDX a three-year, $330 million contract to provide identity protection and breach response services covering approximately 21.5 million current and former federal employees and contractors that were affected by the OPM data breach of background investigation records. IDX believes winning this award resulted in further market validation, increased visibility, and enhanced reputation for IDX as a leading data breach response provider in the United States by revenues. Earning this award required the Company to comply with rigorous government security standards, and when combined with receiving “very good” and “excellent” Contractor Performance Assessment Reports (CPAR) ratings, the IDX data breach response business was well positioned to address large-scale data breaches.

In 2018, IDX won a rebid of the contract with OPM and the DoD worth at least $460 million, assuming all option periods and the extension period are exercised, for the period ending June 30, 2024 to provide identity protection services for certain employees and prospective employees of the U.S. government affected by a breach of OPM systems (“OPM Contract”). IDX believes the OPM Contract was and remains as of June 30, 2022 the largest data breach response arrangement in the history of such contracts in the United States, and further cemented IDX as a leading provider in the United States by revenues of data breach response services to both governmental and commercial entities. In addition, IDX is listed on the General Services Administration (GSA) SIN 520.20 for Data Breach Response and Identity Protection Services facilitating data breach response contracts with numerous other government agencies.

The OPM Contract is structured as a Base Period from July 1, 2019 to June 30, 2020, followed by a series of options as follows: Option Period I from July 1, 2020 to June 30, 2021, Option Period II from July 1, 2021 to June 30, 2022, Option Period III from July 1, 2022 to June 30, 2023, and Option Period IV from July 1, 2023 to December 31, 2023. OPM has an option to extend the OPM Contract from January 1, 2024 to June 30, 2024, as well as an option to add a transition-out period. To date, OPM has exercised Option Period I, Option Period II, and Option Period III. IDX plans to pursue the rebid of the OPM Contract in 2024 for an extension through 2027. For more information, see a copy of the OPM Contract filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part.

IDX generates the largest component of its commercial revenue from organizations that require response services for data breach incidents. The response services typically include notifications of individuals impacted by the breach, call center support, and a customized webpage for providing information to (and providing privacy and identity protection software and services for) the affected population. In addition to revenue from data breach incident response services, IDX also provides identity and privacy services on a subscription basis to organizations, which they can offer as a benefit for their employees or customers.

Impact of COVID-19 On the Business

IDX operates in geographic locations that have been impacted by coronavirus disease 2019 (“COVID-19”). The pandemic has affected, and could further affect, IDX’s operations, and the operations of its customers as a result of various factors, including but not limited to quarantines, local, state, and federal government public health orders, facility and business closures, and travel and logistics restrictions. IDX anticipates governments and businesses will likely take additional actions or extend existing actions to respond to the risks of the COVID-19 pandemic. IDX continues to actively monitor the impacts and potential impacts of the COVID-19 pandemic on IDX’s customers, supply chain, and operations. For further information, please see “Risk Factors—The COVID-19 pandemic could adversely affect our business, operating results, and financial condition.”

IDX instituted a global work-from-home policy in March 2020 and to-date have not experienced significant disruptions as a result. IDX has not requested relief under the Coronavirus Aid, Relief, and Economic Security Act, and it therefore had no effect on its financial statements.

Key Factors Affecting Performance

New customer acquisition

IDX believes that its future growth depends in part on its ability to acquire new customers for its data breach services and consumer identity and privacy protection membership services to its strategic partners’ members, employer groups’ employees, and retail customers. Historically, IDX has sourced a significant proportion of new data breach services customers as a result of relationships with cyber insurers. IDX makes on-going investments in developing and maintaining these relationships, as well as relationships with privacy attorneys that represent many of their cyber insurers. Additionally, IDX invests in direct marketing to prospective customers for data breach services, as well as IDX’s identity and privacy membership services for employee benefits and strategic partner customer protection.

Customer Retention

IDX’s revenue growth is also fostered by its ability to retain customers that perceive on-going need for data breach response services, as well as cross-selling membership services for customers’ employees or their customers. Notably, IDX has multi-year contracts with some government entities, including the OPM Contract. The possible retention and renewal of the OPM Contract may also be a factor in maintaining revenue growth. For more information on the OPM Contract, see “Business of ZeroFox—IDX History and Business Overview.”

Investing in Business Growth

IDX also invests in initiatives to support the growth of its business. IDX’s research and development organization, composed of employees and contractors, uses an agile development philosophy in an effort to enhance its existing identity and privacy platform while adding new features and products, usability enhancements, customer integrations and APIs, and security certifications. IDX’s sales and marketing teams invest in business growth through channel expansion with dedicated sales teams and associated marketing demand generation programs.

IDX also invests in growth of its business with government entities by building relationships with consultants experienced in the government procurement process and maintenance of its listings on relevant GSA schedules, as well as by investing in relationships with key government agency stakeholders and congressional representatives. In this regard, IDX from time to time will work with consultants who specialize in government contract bidding strategies, provide advice on optimal maintenance and use of the U.S. Government GSA schedule, and provide strategic, relationship-building and legislative affairs services with members of Congress and their staffs.

Key Business Metrics

IDX monitors the following key metrics to measure performance, identify trends, formulate business plans, and make strategic decisions.

Breach Revenue, Consumer Membership Services & Total Revenue

The table below presents IDX’s key performance indicators for the periods indicated.

	Years Ended December 31,			$ Change	$ Change
	2021	2020	2019	2021 vs. 2020	2020 vs. 2019
	(in thousands, except customer and member data)
Breach revenue(1)(3)	$102,719	$100,667	$100,556	$2,052	$111
Consumer membership services(1)	3,353	2,869	2,548	484	321
Total revenue	$106,072	$103,536	$103,104	$2,536	$432
Breach customers(2)	1,230	820	586	410	234
Consumer members(2)	168	134	91	34	43

	Six Months Ended June 30,		$ Change
	2022	2021	2022 vs. 2021
	(in thousands, except customer and member data)
Breach revenue(1)(3)	$54,457	$51,675	$2,782
Consumer membership services(1)	2,249	1,630	619
Total revenue	$56,706	$53,305	$3,401
Breach customers(2)	1,191	910	281
Consumer members(2)	181	149	32

(1)

IDX defines breach revenue as revenues related to breach contracts, which typically have a term of 15 months (three-month call center period followed by 12 months of monitoring) and are non-recurring. IDX defines consumer membership services as recurring monthly and yearly ongoing identity and privacy services provided to strategic partners’ members, employer groups’ employees, and retail customers.

(2)

IDX defines a breach customer as an agency or organization from which it has recognized breach revenue in a reporting period. IDX defines consumer members, in this instance, as strategic partners and employer groups receiving consumer membership services (non-breach and non-retail customers).

(3)

Effective January 1, 2020, IDX adopted ASC 606, “Revenue from Contracts with Customers” (“ASC 606”), under the modified retrospective method. See notes to the consolidated financial statements included elsewhere in this proxy statement/prospectus for more information related to the impact of adoption of ASC 606.

IDX has continued to see an increase each quarter and year in the number of its breach customers, with an increase of 281 in the six months ended June 30, 2022 and 2021, respectively, and 410 in 2021 compared to 2020. Although annual revenue growth in 2021 compared to 2020 and to 2019 was relatively flat, the number of unique breach customers and consumer members significantly increased. The number of unique breach customers and consumer members has also increased in the six months ended June 30, 2022 compared to the six months ended June 30, 2021. This is a direct result of the increase in breach incidents occurring, which IDX believes were spurred by the increased online and remote presence of businesses in response to the COVID-19 lockdown. IDX has continued to see this trend into 2022 and expects this trend to continue into future years. IDX is party to a few contracts with non-standard terms that have a disproportionate effect when analyzing a per-unit metric based on total breach revenue and total number of breach customers. In addition, IDX management believes that IDX’s adoption of ASC 606 for 2022, 2021, and 2020 makes it difficult to provide a meaningful comparison with respect to a per-unit value as compared to 2019. Therefore, IDX management believes a per-unit metric is not a meaningful indicator of its business.

Components of Results from Operations

Revenue

IDX recognizes revenue when control of the promised goods or services is transferred to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for its goods or services. For arrangements with multiple performance obligations, the Company allocates revenue to each performance obligation on a relative fair value basis based on management’s estimate of Stand-Alone Selling Price (SSP).

IDX’s breach services revenue consists of contracts with various combinations of notification, project management, communication services, and ongoing identity protection services. Performance periods generally range from one to three years, and payment terms are generally either thirty or sixty days throughout the term. Contracts generally do not contain significant financing components. The Company’s breach services contracts are structured as either fixed or variable. In fixed contracts, IDX charges customers a fixed total price or fixed per-impacted individual price for the total package of services. For variable breach services contracts, IDX charges the breach communications component, which includes notifications and call center support, at a fixed total fee, and charges for ongoing identity protection services as incurred using a fixed price per enrollment. The Company generally does not offer rights of return for Enterprise Security products, and the distribution channel does not hold inventory. As a result, historical returns and related reserves have been insignificant.

IDX provides identity and privacy protection services memberships through its Employer Groups and Strategic Partners as well as directly to individual end-users through its retail business. Consumer membership services consist of multiple bundled identity and privacy product offerings and provide members with ongoing monitoring services. For consumer membership services, IDX recognizes revenue ratably over the service period, which is typically one year. Payments from Employer Groups and Strategic Partners are generally collected monthly, and payments from end-users are collected up front.

IDX evaluates arrangements with governmental entities containing “fiscal funding” or “termination for convenience” provisions, when such provisions are required by law, to determine the probability of possible cancellation. For more information, see “Risk Factors—Risks Related to Government Contracting Matters”. IDX considers multiple factors, including its history with the government entity in similar transactions and budgeting and approval processes undertaken by the governmental entity. If IDX determines upon execution of these arrangements that the likelihood of cancellation is remote, it then recognizes revenues for such arrangements once all relevant criteria have been met. If IDX cannot make such a determination, it recognizes revenues upon the earlier of cash receipt or approval of the applicable funding provision by the governmental entity for such arrangements.

Cost of Services

Cost of services consists of fees to outsourced service providers for credit monitoring, call center operation, notification mailing, insurance, and other miscellaneous services and internal labor costs. For periods prior to January 1, 2020, under ASC 605, Revenue Recognition—Multiple Element Arrangements, incremental direct costs were capitalized as setup costs and amortized ratably over the contractual period. Beginning January 1, 2020, notification costs are being expensed as fulfillment costs and recognized at a point in time. Call center costs, also fulfillment costs, are being capitalized and amortized over time. Sales commissions, which are incremental costs to obtain contracts, are generally recognized ratably over the contractual period of the applicable agreement. These costs are within capitalized contract costs and recognized in relation to revenue recorded over the combined service and membership terms. The remainder of cost of services is expensed as incurred.

Gross Profit

Gross profit, calculated as total revenue less total cost of services, is affected by various factors, including the timing of breach incidents, renewals from existing customers, costs associated with fulfilling contracts such as notification, call center, and monitoring costs, the extent to which IDX expands its customer support organization, and the extent to which it can negotiate any preferential pricing from its vendors. Because of these factors, IDX’s services revenue and gross profit may fluctuate over time.

Operating Expenses

Sales and Marketing

Sales and marketing expenses consist primarily of employee compensation and related expenses, including salaries, bonuses and benefits for IDX’s sales and marketing employees, sales commissions that are recognized as expenses over the period of benefit, marketing programs, travel and entertainment expenses, and allocated overhead costs. IDX capitalizes its sales commissions and recognizes them as expenses over the estimated period of benefit.

General and Administrative

General and administrative costs include salaries, stock-based compensation expenses, and benefits for personnel involved in IDX’s executive, finance, legal, human resources, and administrative functions, as well as third-party professional services and fees, and overhead expenses. IDX expects that general and administrative expenses will increase in absolute dollars as IDX hires additional personnel and enhances its systems, processes, and controls to support the growth in IDX’s business as well as increased compliance and reporting requirements as a public company.

Research and Development

Research and development expenses primarily consist of personnel costs and contractor fees related to the bundling of other third-party software products that are offered as one combined package within the Company’s product offerings. Personnel costs include salaries, bonuses and stock-based compensation and related employer-paid payroll taxes, as well as an allocation of facilities, benefits, and information technology costs. Research and development costs are expensed as incurred.

Interest and Other Expense

Interest and other expense consist primarily of term loan interest expense and the amortization of warrant and loan fees, which are recorded as a reduction to debt on the consolidated balance sheets.

Income Tax Expense (Benefit)

Income Tax Expense (benefit) consists of federal and state income taxes in the United States. IDX maintains a partial valuation allowance on its state net operating losses and credits.

Results of Operations

Comparison of Six-Month Period Ended June 30, 2022 and 2021

The following table sets forth IDX’s consolidated statements of operations in dollar amounts and as a percentage of total revenue for each period presented:

	Six-Month Period Ended June 30, (Unaudited)
	2022		2021		2022 vs 2021
		Percentage of Revenue		Percentage of Revenue	Change in Dollars	Change in Percentage
	(in thousands)
Revenue	$56,706	100%	$53,305	100%	$3,401	6%
Cost of services	44,208	78%	41,390	78%	2,818	7%
Gross profit	12,499	22%	11,915	22%	584	5%
Operating expenses:
Research and development	2,838	5%	2,318	4%	520	22%
Sales and marketing	4,828	9%	3,720	7%	1,108	30%
General and administrative	3,977	7%	2,507	5%	1,470	59%
Total operating expenses	11,643	21%	8,545	16%	3,098	36%
Operating income	856	2%	3,370	6%	(2,514)	(75)%
Interest and other expense	863	2%	334	1%	529	158%
(Loss) income before provision for income taxes	(7)	—%	3,036	6%	(3,043)	(100)%
Income tax expense	22	—%	864	2%	(842)	(97)%
Net (loss) income	$(30)	—%	$2,172	4%	$(2,202)	(101)%

Revenue

Total revenue increased by $3.401 million or 6% in the six-month period ended June 30, 2022 compared to the same period in 2021. Breach revenue accounted for 96% and 97% of total revenue in the six-month periods ended June 30, 2022 and 2021, respectively. The increase was due primarily to an increase in breach deals, an increase in size of breach deals, and increase in Consumer membership services. Consumer membership services increased by $619 thousand or 38% in the six-month period ended June 30, 2022 compared to the same period in 2021.

Cost of Services

Total cost of services increased by $2.818 million or 7% in the six-month period ended June 30, 2022 compared to the same period in 2021. The increase was due primarily to an increase in breach deals and an increase in size of breach deals.

Gross Profit

Gross profit decreased by $584 thousand or 5% in the six-month period ended June 30, 2022 compared to the same period in 2021.

Operating Expenses

	Six-Month Period Ended June 30, (Unaudited)
	2022	2021
	(in thousands)
Research and development	$2,838	$2,318
Sales and marketing	4,828	3,720
General and administrative	3,977	2,507
Total operating expenses	$11,643	$8,545

Research and Development

Research and development expenses increased by $520 thousand or 22% in the six-month period ended June 30, 2022 compared to the same period in 2021, as IDX continued to invest in its products and services, which included increased personnel costs and contractor fees.

Sales and Marketing

Sales and marketing costs increased by $1.108 million or 30% in the six-month period ended June 30, 2022 compared to the same period in 2021. The increase was primarily related to increased sales commission expenses coinciding with an increase in the number and size of breach deals and an increase in sales and marketing events in the six-month period ended June 30, 2022 compared to the same period in 2021.

General and Administrative

General and administrative costs increased by $1.470 million or 59% in the six-month period ended June 30, 2022 compared to the same period in 2021. This increase is primarily a result of an increase in accounting, audit, and legal fees of $2.597 million which relate to the proposed transaction. The Company incurred significantly more in audit fees during the six-month period ended June 30, 2022 compared to the same period in 2021 due to professional fees related to compliance and reporting requirements of the Business Combination.

Interest and Other Expense

Interest and other expense increased by $529 thousand or 158% for the six-month period ended June 30, 2022 compared to the same period in 2021. The increase is primarily the result of an increase in fair value of the Company’s convertible debt and warrant liability.

Provision for Income Taxes

Income tax expense decreased by $842 thousand or 97% for the six-month period ended June 30, 2022 compared to the same period in 2021. This is the result of a decrease in net income, which is primarily the result of an increase in accounting, audit, and legal fees.

Cash Flows

The following table summarizes IDX’s cash flows for the periods indicated:

	Six-Month Period Ended June 30, (Unaudited)
	2022	2021
	(in thousands)
Net cash (used in) provided by operating activities	$(943)	$975
Net cash used in investing activities	(42)	(80)
Net cash provided by (used in) financing activities	$11	$4

Operating Activities

Net cash used in operating activities during the six-month period ended June 30, 2022 was $943 thousand. IDX’s net income for the six-month period ended June 30, 2022 of $307 thousand was adjusted for non-cash charges of $350 thousand and net cash outflows of $1.601 million from changes in operating assets and liabilities. Changes in working capital amounts resulted primarily from an increase in accounts receivable of $1.910 million and a decrease in accrued expenses and other liabilities of $839 thousand, offset by an increase in accounts payable of $664 thousand.

The $1.918 million increase in net cash used in operating activities is primarily due to $3.022 million in payments for transaction expenses and an increase in accounts payable of $664 thousand, offset by an increase in accounts receivable of $1.910 million, which is primarily due to an increase in breach deals in the six-month period ended June 30, 2022 compared to the same period prior year.

Net cash provided by operating activities during the six-month period ended June 30, 2021 was $975 thousand. IDX’s net income for the six-month period ended June 30, 2021 of $2.172 million was adjusted for non-cash charges of $205 thousand and net cash outflows of $1.401 million from changes in operating assets and liabilities. Changes in working capital amounts resulted in net cash outflows primarily from an increase of $1.697 million in accounts receivable and a decrease in deferred revenue of $1.036 million, a result of more breach deals launching in the six-month period ended June 30, 2021. This was offset by an increase of $982 thousand in accounts payable primarily due to an increase in notification costs and prepayments invoiced during the six-month period ended June 30, 2021.

Investing Activities

Net cash used in investing activities during the six-month period ended June 30, 2022 and 2021, were $42 thousand and $80 thousand, respectively, for purchases of property and equipment.

Financing Activities

Net cash provided by financing activities of $11 thousand during the six-month period ended June 30, 2022 was due to proceeds from option exercises. Net cash provided by financing activities for the six-month period ended June 30, 2021 was $4 thousand and primarily due to proceeds from option exercises offset by principal payments on capital lease obligations.

Comparison of 2021 and 2020

The following tables set forth IDX’s consolidated statements of operations in dollar amounts and as a percentage of total revenue for each period presented:

	Years Ended December 31,
	2021		2020		2021 vs 2020
		Percentage of Revenue		Percentage of Revenue	Change in Dollars	Change in Percentage
	(in thousands)
Revenue(1)	$106,072	100%	$103,536	100%	$2,536	2%
Cost of services	82,745	78%	77,900	75%	4,845	6%
Gross profit	23,327	22%	25,636	25%	(2,309)	(9)%
Operating expenses:
Research and development	4,941	5%	4,113	4%	828	20%
Sales and marketing	7,181	7%	6,988	7%	193	3%
General and administrative	6,873	6%	4,341	4%	2,532	58%
Total operating expenses	18,995	18%	15,442	15%	3,553	23%
Operating income	4,332	4%	10,194	10%	(5,862)	(58)%
Interest and other expense	3,143	3%	1,457	1%	1,686	116%
Income before provision for income taxes	1,189	1%	8,737	8%	(7,548)	(86)%
Income tax expense	1,716	2%	2,083	2%	(367)	(18)%
Net (loss) income	$(527)	(1)%	$6,654	6%	$(7,181)	(108)%

(1)

Effective January 1, 2020, IDX adopted ASC 606, “Revenue from Contracts with Customers” (“ASC 606”), under the modified retrospective method. See notes to the consolidated financial statements included elsewhere in this proxy statement/prospectus for more information related to the impact of adoption of ASC 606.

Revenue

Total revenue increased by $2.536 million in 2021 compared to 2020. Breach revenue accounted for 97% of IDX’s total revenue in 2021 and 2020. The increase was due primarily to an increase in the number of breaches in 2021 compared to 2020.

Cost of Services

Total cost of services increased by $4.845 million or 6% in 2021 compared to 2020. The increase was due primarily to an increase in breach revenue.

Gross Profit

Gross margin decreased from 24.8% in 2020 to 22.0% in 2021. This is due to the increase in cost of services associated with new breach contracts during 2021.

Operating Expenses

Research and Development

Research and development expenses increased by $828 thousand or 20% in 2021 compared to 2020 as IDX continued to invest in the Company’s products and services, which included increased personnel costs, contractor fees, and software expenses.

Sales and Marketing

Sales and marketing cost increased by $193 thousand or 3% in 2021 compared to 2020.

General and Administrative

General and administrative costs increased by $2.532 million or 58% in 2021 compared to 2020. This increase is due almost entirely to increased legal and accounting expenses incurred as part of the proposed transaction, which includes expense related to PCAOB audits, the Business Combination Agreement, and preparation for the S-4 filing.

Interest and Other Expense

Interest and other expense increased by $1.686 million, or 116%, in 2021 compared to 2020. The increase in 2021 compared to 2020 is primarily the result of a $1.943 million increase in the fair value of warrant liabilities partially offset by a $502 thousand decrease in interest expense on term loans. In December 2020, IDX paid both term loans in full and obtained a new loan from one of IDX’s existing lenders. The interest rate for the new term loan is lower than the combined rates of the previous loans.

Provision for Income Taxes

Income tax expense decreased by $367 thousand or 18% in 2021 compared to 2020. The decrease in 2021 is a result of lower operating income for 2021 compared to 2020. The decrease resulting from lower operating income was partially offset by an increase in state income tax expense in 2021, resulting from increased state income tax exposure. The Effective Tax Rate (ETR) in 2021 was 144% which differs from the statutory rate due to transaction expenses, changes in fair market value of convertible debt and warrants, and state taxes and also contributes to the increase from prior year. The Effective Tax Rate (ETR) in 2020 was 24% which differs from the statutory rate due to state taxes, permanent items and change in the valuation allowance related to Oregon NOLs.

Cash Flows

The following table summarizes IDX’s cash flows for the periods indicated:

	Years Ended December 31,
	2021	2020
	(in thousands)
Net cash provided by operating activities	$3,368	$7,615
Net cash used in investing activities	(125)	(15)
Net cash provided by (used in) financing activities	$0.412	$(567)

Operating Activities

Net cash provided by operating activities during 2021 was $3.368 million, which resulted from a net loss of $527 thousand, as adjusted for non-cash charges of $3.182 million and net cash inflows of $712 thousand from changes in operating assets and liabilities. Non-cash charges primarily consisted of $712 thousand in change in fair value of debt and $1.943 million in change in fair value of warrant liabilities resulting from an increase in the per share valuation of the Company’s common stock.

The $4.247 million decrease in net cash provided by operating activities is primarily the result of the following: 1) a $1.318 million increase in accounts receivable from new customer contracts; 2) $1.181 million in payments for transaction expenses; 3) $828 thousand in additional research and development expenses representing additional investment in the Company’s platform; and 4) an incremental $637 thousand in cash payments issued for income taxes.

Net cash provided by operating activities during 2020 was $7.615 million, which resulted from net income of $6.654 million as adjusted for non-cash charges of $(253) thousand and net cash inflows of $1.213 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $(899) thousand in deferred tax expense. Cash provided by operating activities during 2020 benefited from the change in deferred revenue of $(454) thousand, offset by a change in accounts receivable of $766 thousand and a change in capitalized contract costs of $796 thousand.

Investing Activities

Net cash used in investing activities during 2021 and 2020 were due to purchases of property and equipment of $125 thousand and $15 thousand, respectively.

Financing Activities

Net cash provided by financing activities of $0.412 thousand in 2021 was primarily due to proceeds from option exercises of $70 thousand offset by $68 thousand of principal payments on capital lease obligations. Net cash used in financing activities of $567 thousand during 2020 was primarily due to principal payments on long-term debt that has since been paid in full of $1.092 million. A cash outflow of $9.408 million occurred in 2020 from the extinguishment of debt and was offset by a cash inflow of $10 million from IDX’s new long-term debt.

Comparison of 2020 and 2019

The following tables set forth IDX’s consolidated statements of operations in dollar amounts and as a percentage of total revenue for each period presented:

	Years Ended December 31,
	2020		2019		2020 vs 2019
		Percentage of Revenue		Percentage of Revenue	Change in Dollars	Change in Percentage
	(in thousands)
Revenue(1)	$103,536	100%	$103,104	100%	$432	0%
Cost of services	77,900	75%	83,388	81%	(5,488)	(7)%
Gross profit	25,636	25%	19,716	19%	5,920	30%
Operating expenses:
Research and development	4,113	4%	3,839	4%	274	7%
Sales and marketing	6,988	7%	6,897	7%	91	1%
General and administrative	4,341	4%	4,452	4%	(111)	(2)%
Total operating expenses	15,442	15%	15,188	15%	254	2%
Operating income	10,194	10%	4,528	4%	5,666	125%
Interest and other expense	1,457	1%	1,799	2%	(342)	(19)%
Income before provision for income taxes	8,737	8%	2,729	3%	6,008	220%
Income tax expense (benefit)	2,083	2%	(424)	0%	2,507	(591)%
Net income	$6,654	6%	$3,153	3%	$3,501	111%

(1)

Effective January 1, 2020, IDX adopted ASC 606, “Revenue from Contracts with Customers” (“ASC 606”), under the modified retrospective method. See notes to the consolidated financial statements included elsewhere in this proxy statement/prospectus for more information related to the impact of adoption of ASC 606.

Revenue

Total revenue increased by $432 thousand in 2020 compared to 2019. Breach revenue accounted for 97% and 98% of IDX’s total revenue in 2020 and 2019, respectively.

Cost of Services

Total cost of services decreased by $5.488 million or 7%, in 2020 compared to 2019. The decrease was due primarily to more efficient purchasing of various third-party costs and the change in cost of services related to the adoption of ASC 606, which resulted in the acceleration of $4.901 million in capitalized contract costs being included as an adjustment to retained earnings as of January 1, 2020.

Gross Profit

Favorable changes in cost of services resulted in an increase in gross margin to 24.8% in 2020 compared to 19.1% in 2019.

Operating Expenses

Research and Development

Research and development expenses increased by $274 thousand or 7% in 2020 compared to 2019 as IDX continued to invest the Company’s products and services, which included increased personnel costs and contractor fees.

Sales and Marketing

Sales and marketing cost increased by $91 thousand or 1% in 2020 compared to 2019.

General and Administrative

General and administrative costs decreased by $111 thousand or 2% in 2020 compared to 2019.

Interest and Other Expense

Interest and other expense decreased by $342 thousand, or 19%, in 2020 compared to 2019. The decrease in 2020 compared to 2019 is primarily the result of decreased interest expense on term loans. In December 2020, IDX paid both term loans in full and obtained a new loan from one of IDX’s existing lenders. As a result of the new term loan, IDX expects 2021 interest expense to be less than what it was in 2020.

Provision for Income Taxes

Income tax expense increased by $2.507 million or 591% in 2020 compared to 2019. The increase in 2020 is a result of the Company adopting ASC 606 as of January 1, 2020. The adoption resulted in an acceleration of profit, therefore increasing taxable income. The Effective Tax Rate (ETR) in 2020 was 24% which differs from the statutory rate due to state taxes, permanent items and change in the valuation allowance related to Oregon NOLs. The ETR in 2019 was a benefit of 16%. This differs from the statutory rate due to the release of the valuation allowance on all assets except Oregon R&D credits and a piece of the Oregon NOL, as well as the benefit of R&D credits.

Cash Flows

The following table summarizes IDX’s cash flows for the periods indicated:

	Years Ended December 31,
	2020	2019
	(in thousands)
Net cash provided by operating activities	$7,615	$5,802
Net cash used in investing activities	(15)	(48)
Net cash used in financing activities	$(567)	$(1,936)

Operating Activities

Net cash provided by operating activities during 2020 was $7.615 million, which resulted from net income of $6.654 million as adjusted for non-cash charges of $(253) thousand and net cash inflows of $1.213 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $899 thousand in deferred tax expense. Cash provided by operating activities during 2020 benefited from the change in deferred revenue of $(454) thousand, offset by a change in accounts receivable of $766 thousand and a change in capitalized contract costs of $796 thousand.

Net cash provided by operating activities during 2019 was $5.802 million, which resulted from net income of $3.153 million adjusted for non-cash charges of $14 thousand and net cash inflows of $2.634 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $791 thousand of deferred tax expense. Cash provided by operating activities during 2019 was the result of an increase in deferred revenue of $9.543 million, an increase in accounts receivable of $2.043 million, and an increase in accounts payable of $4.604 million, offset by a decrease in accrued expenses and other liabilities of $8.866 million and a decrease in capitalized contract costs of $4.663 million.

Investing Activities

Net cash used in investing activities during 2020 and 2019 were due to purchases of property and equipment of $15 thousand and $48 thousand, respectively.

Financing Activities

Net cash used in financing activities of $567 thousand and $1.936 million during 2020 and 2019, respectively, was primarily due to principal payments on long-term debt that has since been paid in full of $1.092 million and $2.033 million. A cash outflow of $9.408 million occurred in 2020 from the extinguishment of debt and was offset by a cash inflow of $10 million from IDX’s new long-term debt.

Contractual Obligations

The Company has entered a non-cancellable purchase commitment of $65 million related to twelve months of outsourced credit and other monitoring services provided to the Company’s largest customer as of June 30, 2022. As of December 31, 2021, the non-cancellable purchase commitment was $32 million related to six months of outsourced credit and other monitoring services. This commitment amount and length is determined by the customer’s exercise of annual option periods. As of the date of issuance of the Company’s most recently audited financial statements, December 31, 2021, Option Period II has been exercised. As of June 30, 2022, Option Period III has been exercised.

The following table summarizes IDX’s contractual obligations and commitments as of June 30, 2022:

(in thousands)	Total	Less than 1 year	1-3 years
Operating leases	$463	$341	$122
Purchase commitments	64,824	64,824	—
Total	$65,287	$65,165	$122

The following table summarizes IDX’s contractual obligations and commitments as of December 31, 2021:

(in thousands)	Total	Less than 1 year	1-3 years
Operating leases	$743	$532	$211
Purchase commitments	32,414	32,414	—
Total	$33,157	$32,946	$211

Off-Balance Sheet Arrangements

Leases

Rental payments under operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent. Rental expense for operating leases was $201 and $190 thousand for the six months ended June 30, 2022 and 2021, respectively. Rental expense for operating leases was $424 thousand, $408 thousand, and $377 thousand for 2021, 2020, and 2019, respectively. Additionally, the Company had a sublease for one of IDX’s suites. The sublease ended February 29, 2020. Sublease income is included in general and administrative expenses on the consolidated statements of operations.

With the Company’s operating lease agreements terminating on October 31, 2020, the Company signed the Fourth Amendment to its Lease on April 23, 2020. The lease extension extended the term by two months through December 31, 2020. The extension was only for two of three leases. The Fifth Amendment to the Company’s Lease was executed on October 9, 2020. This amendment was for two years and two months commencing on January 1, 2021 and ending February 28, 2023. IDX’s landlord provided an abatement for January 1, 2021 through February 28, 2021 as part of its lease renewal.

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of June 30, 2022 are:

Operating Leases
(in thousands)
Fiscal Year:
2022 (remaining quarters)	$266
2023	$149
2024	$48
Total minimum lease payments	$463

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2021 are:

Operating Leases
(in thousands)
Fiscal Year:
2022	$532
2023	$163
2024	$48
Total minimum lease payments	$743

Critical Accounting Policies and Estimates

IDX’s financial statements are prepared in accordance with GAAP. The preparation of these financial statements requires IDX to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses, as well as related disclosures. IDX evaluates its estimates and assumptions on an ongoing basis. Estimates are based on historical experience and various other assumptions that IDX believes to be reasonable under the circumstances. Actual results could differ from these estimates. The critical accounting policies, assumptions, and judgements that IDX believes have the most significant impact on its consolidated financial statements are described below.

Revenue Recognition

Revenues are derived from sales of breach response services and identity and privacy protection services. IDX satisfies performance obligations to recognize revenue for two performance obligations, one at a point in time and the other ratably over the expected term with the customer.

Revenue is recognized when all of the following criteria are met:

Identification of the contract, or contracts, with a customer—A contract with a customer to account for exists when (i) IDX enters into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance and the parties are committed to perform, and (iii) IDX determines that collection of substantially all consideration to which it will be entitled in exchange for goods or services that will be transferred is probable based on the customer’s intent and ability to pay the promised consideration.

Identification of the performance obligations in the contract—Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or service either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised goods or services, IDX applies judgment to determine whether promised goods or services are capable of being distinct and distinct in the context of the contract. If these criteria are not met the promised goods or services are accounted for as a combined performance obligation.

Determination of the transaction price—The transaction price is determined based on the consideration to which IDX will be entitled in exchange for transferring goods or services to the customer.

Allocation of the transaction price to the performance obligations in the contract—IDX allocates the transaction price to each performance obligation based on the amount of consideration expected to be received in exchange for transferring goods and services to the customer. IDX allocates the transaction price by using an estimated selling price for services provided to determine which portion of its contracts’ total transaction price should be recognized at a point-in-time and which portion should be recognized over-time. If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation on a relative standalone selling price based on the observable selling price of products and services.

Recognition of revenue when, or as, IDX satisfies performance obligations—IDX satisfies performance obligations either over time or at a point in time as discussed in further detail below. Revenue is recognized at or over the time the related performance obligation is satisfied by transferring a promised good or service to a customer.

On January 1, 2020, the Company adopted the new revenue standard, ASC 606 Revenue Recognition – Contracts with Customers (“Topic 606”), on a modified retrospective basis, applying the practical expedient to all uncompleted contracts as of January 1, 2020. The Company has also adopted the practical expedient for contract modifications, which allows it to reflect the aggregate effect of all modifications occurring prior to January 1, 2020, as of the date of adoption. As a result, the consolidated financial statements for the years ended December 31, 2021 and December 31, 2020 are presented under the new revenue recognition guidance, while prior period amounts are not adjusted and continue to be reported under the prior revenue recognition guidance.

Significant Judgments

Significant judgments and estimates are required under Topic 606. Due to the complexity of certain contracts, the actual revenue recognition treatment required under Topic 606 for the Company’s arrangements may be dependent on contract-specific terms and may vary in some instances. The Company’s contracts with customers often include promises to transfer multiple services, including project management services, notification services, call center services, and monitoring services. Determining whether services are distinct performance obligations that should be accounted for separately requires significant judgment.

The Company is required to estimate the total consideration expected to be received from contracts with customers, including any variable consideration. Once the estimated transaction price is established, amounts are allocated to performance obligations on a relative SSP basis. The Company’s breach business derives revenue from two main performance obligations: (i) notification and (ii) combined call center and monitoring services, described further in Note 6 in the notes to the consolidated financial statements included in this proxy statement/prospectus.

At contract inception, the Company assesses the products and services promised in the contract to identify each performance obligation and evaluate whether the performance obligations are capable of being distinct and are distinct within the context of the contract. Performance obligations that are not both capable of being distinct and distinct within the context of the contract are combined and treated as a single performance obligation in determining the allocation and recognition of revenue. Determining whether products and services are considered distinct performance obligations requires significant judgment. In determining whether products and services are considered distinct performance obligations, the Company assesses whether the customer can benefit from the products and services on their own or together with other readily available resources and whether our promise to transfer the product or service to the customer is separately identifiable from other promises in the contract.

Judgment is required to determine the SSP for each distinct performance obligation. The Company rarely sells its individual breach services on a standalone basis, and accordingly, the Company is required to estimate the range of SSPs for each performance obligation. In instances where the SSP is not directly observable because the Company does not sell the service separately, the Company reviews information that includes historical discounting practices, market conditions, cost-plus analysis, and other observable inputs to determine an appropriate SSP. The Company typically has more than one SSP for individual performance obligations due to the stratification of those items by classes of customers, size of breach, and other circumstances. In these instances, the Company may use other available information such as service inclusions or exclusions, customizations to notifications, or varying lengths of call center or monitoring services in determining the SSP.

If a group of agreements are so closely related to each other that they are, in effect, part of a single arrangement, such agreements are deemed to be one arrangement for revenue recognition purposes. The Company exercises judgment to evaluate the relevant facts and circumstances in determining whether the separate agreements should be accounted for separately or as, in substance, a single arrangement. The Company’s judgments about whether a group of contracts comprises a single arrangement can affect the allocation of consideration to the distinct performance obligations, which could have an effect on results of the Company’s operations for the periods involved.

Generally, the Company has not experienced significant returns or refunds to customers. The Company’s estimates related to revenue recognition may require significant judgment and the change in these estimates could have an effect on the Company’s results of operations during the periods involved.

Contract Balances

The timing of revenue recognition may differ from the timing of invoicing to customers and these timing differences result in receivables, contract assets, or contract liabilities (deferred revenue) on the consolidated balance sheets. The Company records a contract asset when revenue is recognized prior to invoicing and records a deferred revenue liability when revenue is expected to be recognized subsequent to invoicing. For the Company’s breach services agreements, customers are typically invoiced at the beginning of the arrangement for the entire contract. When the breach agreement includes variable components related to as-incurred monitoring services, customers are invoiced monthly for the duration of the enrollment or call center period. Large contracts are typically billed 50% upfront and due upon receipt with the remaining 50% invoiced subsequently with Net 30 terms.

Contract assets are presented as other receivables within the consolidated balance sheets and primarily relate to the Company’s rights to consideration for work completed but not billed on service contracts. Contract assets are transferred to receivables when the Company invoices the customer. Contract liabilities are presented as deferred revenue and relate to payments received for services that are yet to be recognized in revenue.

During the six months ended June 30, 2022 the Company recognized $4.467 million of revenue that was included in deferred revenue at the end of the preceding year. All other deferred revenue activity is due to the timing of invoices in relation to the timing of revenue, as described above. The Company expects to recognize as revenue approximately 57% of its June 30, 2022 deferred revenue balance in the remaining quarters of 2022, 43% in the six months ended June 30, 2023 and the remainder thereafter.

During the year ended December 31, 2021, the Company recognized $7.505 million of revenue that was included in deferred revenue at the end of the preceding year. All other deferred revenue activity is due to the timing of invoices in relation to the timing of revenue, as described above. The Company expects to recognize as revenue approximately 78% of its December 31, 2021 deferred revenue balance in the year ended December 31, 2022 and the remainder thereafter.

In instances where the timing of revenue recognition differs from that of invoicing, the Company has determined that its contracts generally do not include a significant financing component. The primary purpose of invoicing terms is to provide customers with simplified and predictable ways of purchasing the Company’s services, not to facilitate financing arrangements.

Government Contracts

The Company evaluates arrangements with governmental entities containing “fiscal funding” or “termination for convenience” provisions, when such provisions are required by law, to determine the probability of possible cancellation. The Company considers multiple factors, including the history with the customer in similar transactions and budgeting and approval processes undertaken by the governmental entity. If the Company determines upon execution of these arrangements that the likelihood of cancellation is remote, it then recognizes revenues for such arrangements once all relevant criteria have been met. If such a determination cannot be made, revenues are recognized upon the earlier of cash receipt or approval of the applicable funding provision by the governmental entity for such arrangements.

Contract Costs

The Company capitalizes costs to obtain a contract or fulfill a contract. These costs are recorded as capitalized contract costs on the consolidated balance sheets. Costs to obtain a contract for a new customer are generally amortized on a straight-line basis over the estimated period of benefit. The Company determines the estimated period of benefit by taking into consideration the contractual term. The Company periodically reviews the carrying amount of the capitalized contract costs to determine whether events or changes in circumstances have occurred that could affect the period of benefit. Amortization expense associated with costs to fulfill a contract is recorded to cost of services on the Company’s consolidated statements of income, and amortization expense associated with costs to obtain a contract (sales commissions) is recorded to sales and marketing expense.

For periods prior to January 1, 2020, under ASC 605, Revenue Recognition – Multiple Element Arrangements, incremental direct costs were capitalized as setup costs and amortized ratably over the contractual period. Beginning January 1, 2020, notification costs are being expensed as fulfillment costs and recognized at a point in time. Call center costs, also fulfillment costs, are being capitalized and amortized over time. Sales commissions, which are incremental costs to obtain contracts, are generally recognized ratably over the contractual period of the applicable agreement.

Income Taxes

The Company provides for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax effect of differences between recorded assets and liabilities and their respective tax basis along with operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the rate change becomes effective. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained in the event of a tax audit.

Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expense. $65,341 in penalties and interest have been accrued to expense as of June 30, 2022 and $113,952 and $32,043 in penalties and interest have been accrued to expense as of December 31, 2021 and 2020 and are discussed further in Note 11 Income Taxes in the notes to the consolidated financial statements included in this proxy statement/prospectus. No interest or penalties have been accrued or charged to expense as of or for the year ended December 31, 2019.

Deferred tax assets are reduced by a valuation allowance when, in management’s opinion, it is more likely than not that some portion or all the deferred tax assets will not be realized. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company’s valuation allowance is based on available evidence, including its current year and prior year operating losses, evaluation of positive and negative evidence with respect to certain specific deferred tax assets including evaluating sources of future taxable income to support the realization of the deferred tax assets.

The Company’s income tax returns are generally subject to examination by taxing authorities for a period of three years from the date they are filed. Tax authorities may have the ability to review and adjust net operating loss or tax credit carryforwards that were generated prior to these periods if utilized in an open tax year. As of June 30, 2022 and December 31, 2021, the Company’s income tax returns for the years ended December 31, 2016 through 2021 are subject to examination by the Internal Revenue Service and applicable state and local taxing authorities.

Quantitative and Qualitative Disclosures about Market Risk

IDX’s operations are in the United States, and it is exposed to market risk in the ordinary course of its business.

Interest Rate Risk

As of June 30, 2022 and December 31, 2021, IDX had no short or long-term investments.

Foreign Currency Exchange Risk

To date, all of IDX’s sales contracts have been denominated in U.S. dollars, and therefore its revenue is not subject to foreign currency risk. Operating expenses are incurred within the United States and are denominated in U.S. dollars.

Emerging Growth Company (“EGC”) Status

IDX is an emerging growth company (“EGC”), as defined in the JOBS Act. Under the JOBS Act, EGCs can delay adopting new or revised accounting standards applicable to public companies issued after the enactment of the JOBS Act until those standards apply to private companies. IDX has elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date IDX (i) is no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, IDX’s consolidated financial statements may or may not be comparable to the financial statements of issuers who comply with new or revised accounting pronouncements as of public companies’ effective dates, which may make IDX’s common stock less attractive to investors.

Recent Accounting Pronouncements

See Notes 2x. Standards Issued and Adopted and 2y. Standards Issued but Not Yet Effective to the consolidated financial statements for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this proxy statement/prospectus.

Liquidity and Capital Resources

Sources and Uses of Funds

As of June 30, 2022, IDX had $17.012 million of cash and cash equivalents. As of December 31, 2021, IDX had $17.986 million of cash and cash equivalents. IDX believes that existing cash and cash equivalents will be sufficient to support working capital and capital expenditure requirements for at least the next twelve months. Since inception, IDX has financed operations primarily through credit facilities and positive cash flow related to its OPM Contract. Principal uses of cash are cost of services provided to its customers such as notification printing and monitoring and personnel related expenses. In August 2016, IDX and ITGS, Inc., as co-borrowers, entered into a credit facility with Comerica Bank (“Lender”) (the “Comerica Credit Facility”), which was amended and restated in December 2020 and further amended in July 2021. The current Comerica Credit Facility provides for a secured term loan facility in an aggregate principal amount of $10 million. IDX’s obligations under the Comerica Credit Facility are secured by substantially all its assets. As of June 30, 2022 and December 31, 2021, there was $10 million in principal amount outstanding under the Comerica Credit Facility.

Interest is payable monthly and accrues at the prime referenced rate plus 1.5% per year, which was 6.25% as of June 30, 2022 and 4.75% as of December 31, 2021. The outstanding principal amount of the term loan is payable in thirty-six equal monthly installments beginning on July 1, 2022 and continuing through the maturity date in June 2025. IDX may prepay the term loan, in whole or in part, at any time, without penalty or premium. Any amounts, once repaid, may not be reborrowed.

The Comerica Credit Facility contains customary affirmative and negative covenants for this type of facility, including, among others, restrictions on dispositions, any change in control, mergers or consolidations, acquisitions, investments, incurrence of debt, granting of liens, payments of dividends or distributions and certain transactions with affiliates, in each case subject to certain exceptions. The Comerica Credit Facility also contains a minimum EBITDA financial covenant requiring that IDX generate minimum EBITDA of not less than $3 million during any trailing twelve-month period.

The events of default under the Comerica Credit Facility include, among others, subject to grace periods in certain instances, payment defaults, covenant defaults, bankruptcy and insolvency defaults, cross-defaults to other indebtedness, judgment defaults, a material adverse change default and a default in the event that the contract with the OPM Contract is canceled or terminated. Upon the occurrence and during the continuance of an event of default, Lender may declare all outstanding principal and accrued and unpaid interest under the credit facility immediately due and payable, increase the applicable interest rate by 5%, and may exercise other rights and remedies provided under the Comerica Credit Facility. IDX intends to repay and terminate the credit facility at the Closing.

ID Experts Holdings, Inc. is a party to that certain Convertible Promissory Note Purchase Agreement, dated as of December 18, 2018, by and among ID Experts Holdings, Inc. and certain ID Experts Holdings, Inc. shareholders, pursuant to which it has issued certain convertible promissory notes.

From time to time, IDX may explore additional financing sources and means to lower its cost of capital, which could include equity, equity-linked and debt financing. IDX cannot assure you that any additional financing will be available to it on acceptable terms, or at all. If IDX raises additional funds by issuing equity or equity-linked securities, the ownership of the existing shareholders will be diluted. If IDX raises additional financing by the incurrence of indebtedness, IDX may be subject to increased fixed payment obligations and could be subject to additional restrictive covenants, such as limitations on its ability to incur additional debt, and other operating restrictions that could adversely impact IDX’s ability to conduct business. Any future indebtedness IDX incurs may result in terms that could be unfavorable to equity investors. There can be no assurances that IDX will be able to raise additional capital. The inability to raise capital would adversely affect IDX’s ability to achieve its business objectives.